Exhibit 4.4

Ambrx Biopharma Inc. - Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$105,000 divided into 1,050,000,000 shares consisting of

(i) 950,000,000 Ordinary Shares of a par value of US$0.0001 each;

(ii) 100,000,000 undesignated shares of a par value of US$0.0001 each, of such class or classes

(however designated) as the board of directors may determine

THIS IS TO CERTIFY THAT

is the registered holder of

Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on

by:

DIRECTOR